Exhibit 10.7.1

EDISON INTERNATIONAL

2008 EXECUTIVE RETIREMENT PLAN

Amended and Restated Effective
August 24, 2016
(as amended)

TABLE OF CONTENTS

PREAMBLE 1
ARTICLE 1 DEFINITIONS 1
ARTICLE 2 PARTICIPATION 5
ARTICLE 3 BENEFIT DETERMINATION AND VESTING 6
3.1Overview 6
3.2Benefit Features 6
3.3Benefit Computation 7
3.4Executive Retirement Account Credits 10
3.5Vesting 11
3.6Adjustment for Final Bonus 11
3.7Valuation Date Notional Account 11
ARTICLE 4 PAYMENT ELECTIONS 11
4.1Primary Payment Election 11
4.2Contingent Payment Elections 13
4.3Changes to Payment Elections 14
4.4Small Benefit Exception 15
4.5Six-Month Delay in Payment for Specified Employees 15
4.6Conflict of Interest Exception, Etc.15
ARTICLE 5 SURVIVOR BENEFITS15
5.1Payment 15
5.2Benefit Computation 15
ARTICLE 6 BENEFICIARY DESIGNATION 16
ARTICLE 7 CONDITIONS RELATED TO BENEFITS 16
7.1Nonassignability 16
7.2Unforeseeable Emergency 16
7.3No Right to Assets 17
7.4Protective Provisions 17
7.5Constructive Receipt 18
7.6Withholding 18
7.7Incapacity 18

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ARTICLE 8 PLAN ADMINISTRATION 18
8.1Plan Interpretation 18
8.2Limited Liability 18
ARTICLE 9 AMENDMENT OR TERMINATION OF PLAN 19
9.1Authority to Amend or Terminate 19
9.2Limitations 19
ARTICLE 10 CLAIMS AND REVIEW PROCEDURES 19
10.1Claims Procedure for Claims Other Than Due to Disability 19
10.2Claims Procedure for Claims Due to Disability 20
10.3Dispute Arbitration 21
ARTICLE 11 MISCELLANEOUS 22
11.1Participation in Other Plans 22
11.2Relationship to Qualified Plan 22
11.3Forfeiture 23
11.4Successors 23
11.5Trust 23
11.6Employment Not Guaranteed 23
11.7Gender, Singular and Plural 23
11.8Captions 23
11.9Validity 23
11.10Waiver of Breach 24
11.11Applicable Law 24
11.12Notice 24
11.13ERISA Plan 24
11.14Statutes and Regulations 24

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EDISON INTERNATIONAL
2008 EXECUTIVE RETIREMENT PLAN
Amended and Restated Effective August 24, 2016 (as amended)

PREAMBLE
The purpose of this Plan is to provide supplemental retirement benefits to Participants and surviving spouses or other designated Beneficiaries of such Participants.
This Plan applies to benefits that are accrued or vested after December 31, 2004, and is intended to comply with Section 409A of the Internal Revenue Code and the regulations promulgated thereunder. Benefits that were accrued and vested prior to 2005 shall be paid under the Predecessor Plan in accordance with the terms therein, and shall not be subject to any of the terms of this Plan. In no event shall a Participant receive benefits under this Plan and the Predecessor Plan with respect to the same years of service.

ARTICLE 1
DEFINITIONS
Capitalized terms in the text of the Plan are defined as follows:
401(k) Earnings means the Participant’s “Earnings” taken into account for purposes of determining “Deferrals” under the Savings Plan, with “Earnings” and “Deferrals” having the meanings set forth in the Savings Plan.
Administrator means the Compensation and Executive Personnel Committee of the Board of Directors of EIX.
Affiliate means EIX or any corporation or entity which (i) along with EIX, is a component member of a “controlled group of corporations” within the meaning of Section 414(b) of the Code, and (ii) has approved the participation of its Executives in the Plan.
Beneficiary means the person or persons or entity designated as such in accordance with Article 6 of the Plan.
Benefit Feature means one of the levels of benefit under the Plan as described in Section 3.2(a).
Board means the Board of Directors of EIX.

Bonus means the dollar amount of bonus (if any) awarded by the Employer to the Participant pursuant to the terms of the Executive Incentive Compensation Plan, the 2007 Performance Incentive Plan, or a successor plan governing annual executive bonuses.
Change in Control means a Change in Control of EIX as defined in the Severance Plan.
Code means the Internal Revenue Code of 1986, as amended.
Contingent Event means the Participant’s Disability or death while employed by an Affiliate or Separation from Service for other reasons if such event occurs prior to the Participant’s Retirement.
Contingent Payment Election means an election regarding the time and form of payment made or deemed made in accordance with Section 4.2.
Crediting Rate means the rate at which interest will be credited when interest at the “Crediting Rate” is specified pursuant the Plan. If the Valuation Date for a Participant is before 2018, the Crediting Rate will be the interest crediting rate in effect for the Qualified Plan. If the Valuation Date for a Participant is after 2017, the Crediting Rate will be determined annually in advance of the calendar year and will be equal to the average monthly Moody’s Corporate Bond Yield for Baa Public Utility Bonds for the 60 months preceding September 1st of the prior year. Notwithstanding the foregoing, EIX reserves the right to prospectively change the definition of Crediting Rate.
Disability means the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under a plan covering employees of the Employer.
EIX means Edison International.
Employer means the Affiliate employing the Participant. Notwithstanding the foregoing, with respect to a particular Participant’s benefits under the Plan, for purposes of determining which Affiliate is obligated to pay such benefits, Employer as to such Participant and benefits means the Affiliate employing the Participant upon the Participant’s Separation from Service (or, as to any distribution of any benefit under the Plan prior to the Participant’s Separation from Service, the Affiliate employing the Participant at the time of such distribution).
ERISA means the Employee Retirement Income Security Act of 1974, as amended.
Executive means an employee of an Affiliate who is designated an Executive by the Chief Executive Officer (“CEO”) of that Affiliate or who is elected as a Vice President or officer of higher rank by the board of that Affiliate or by the Board.

Executive Profit Sharing Credits mean the amounts the Employer would have contributed to the Savings Plan if the Participant were not subject to Sections 415 and 401(a)(17) of the Code and if the Participant’s elective deferrals under the EIX 2008 Executive Deferred Compensation Plan or predecessor or successor plans governing nonqualified deferrals were included in the definition of Earnings under the Savings Plan.
Executive Retirement Account or ERA means the notional cash balance account established for record keeping purposes for a Participant pursuant to Section 3.4 of the Plan.
Executive Retirement Account Credits or ERA Credits means the amounts credited to a Participant’s Executive Retirement Account under Section 3.4 of the Plan.
Executive Retirement Account Salary Base or ERA Salary Base means (i) for a Participant who is described in Sections 3.1(c) or (d) below, the amount (if any) by which the Participant’s Salary for the applicable calendar year exceeds his or her 401(k) Earnings for that year, and (ii) for any other Participant, the amount (if any) by which the Participant’s Salary for the applicable calendar year exceeds the compensation limit for that year set by the Secretary of the Treasury for purposes of Section 401(a)(17) of the Internal Revenue Code.
Executive Retirement Account Salary Base Differential or ERA Salary Base Differential means (i) for a Participant who is described in Sections 3.1(c) or (d) below, the amount (if any) by which (1) the Participant’s annual rate of Salary in effect immediately prior to the Participant’s Separation from Service exceeds (2) the Participant’s annual rate of 401(k) Earnings in effect immediately prior to the Participant’s Separation from Service, and (ii) for any other Participant, the amount (if any) by which (1) the Participant’s annual rate of Salary in effect immediately prior to the Participant’s Separation from Service exceeds (2) the compensation limit set by the Secretary of the Treasury for purposes of Section 401(a)(17) of the Internal Revenue Code for the year in which the Participant’s Separation from Service occurs.
Officer means the CEOs, Presidents, Executive Vice Presidents, Senior Vice Presidents and elected Vice Presidents of EIX and its Affiliates. Other employees of EIX and its Affiliates, including officers who are not elected Vice Presidents or above, shall not be treated as Officers for purposes of the Plan, unless the Administrator specifically designates any such employee as an Officer for purposes of the Plan.
Participant means either (1) an employee of an Affiliate, who (i) is a U.S. employee or an expatriate and is based and paid in the U.S.; (ii) has been designated as an Executive by the Administrator, the Affiliate’s board or the Affiliate’s CEO for purposes of the Plan; and (iii) qualifies as a member of the “select group of management or highly compensated employees” under ERISA; or (2) a person who has a vested benefit under the Plan by virtue of prior employment as an Executive of an Affiliate, which vested benefit has not yet been completely distributed.
Payment Election means a Primary Payment Election or a Contingent Payment Election. Payment Elections shall be made on a form and in a manner prescribed by the Administrator, which may include electronic elections.

Plan means the EIX 2008 Executive Retirement Plan.
Predecessor Plan means the Southern California Edison Company Executive Retirement Plan.
Primary Payment Election means an election regarding the time and form of payments made or deemed made in accordance with Section 4.1.
Profit Sharing means the programs under which some Affiliates have made profit sharing or gain sharing contributions to the Savings Plan.
Qualified Plan means the Southern California Edison Company Retirement Plan, or a successor plan, intended to qualify under Section 401(a) of the Code.
Retirement means Separation from Service upon attainment of at least age 55 with at least 5 Years of Service.
Salary means the Participant’s basic pay from the Employer (excluding Bonuses, special awards, commissions, severance pay, and other non-regular forms of compensation) before reductions for deferrals under the Savings Plan or the EIX 2008 Executive Deferred Compensation Plan or predecessor or successor plans governing deferral of salary.
Savings Plan means the Edison 401(k) Savings Plan, or a successor plan.
Separation from Service occurs when a Participant dies, retires, or otherwise has a termination of employment from the Employer that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.
Severance Plan means the EIX 2008 Executive Severance Plan (or any similar successor plan).
Similar Plan means a plan required to be aggregated with this Plan under Treasury Regulation Section 1.409A-1(c)(2)(i).
Specified Employee means a Participant who is designated as an elected Vice President or above by the Administrator, using the identification date and methods determined by the Administrator.
Target Bonus Amount means, as to a particular Participant, the amount obtained by multiplying (1) the stated target bonus percentage (as a percentage of salary) in effect immediately prior to the Participant’s Separation from Service for the bonus to be awarded to the Participant pursuant to the terms of the Executive Incentive Compensation Plan, the 2007 Performance Incentive Plan, or a successor plan governing annual executive bonuses, multiplied by (2) the Participant’s annual rate of Salary in effect immediately prior to the Participant’s Separation from Service.

Termination of Employment means the voluntary or involuntary Separation from Service for any reason other than Retirement or death.
Total Compensation means (i) for Participants not eligible for Benefit Feature (iii), the monthly average Salary based on the Participant’s 36 highest consecutive months of Salary, and (ii) for Participants eligible for Benefit Feature (iii), the monthly average Salary plus Bonus based on the 36 consecutive months in which the Participant had the highest combination of Salary and Bonus. The 36 months need not be consecutive for individuals who were Participants in the Predecessor Plan and eligible for Benefit Feature (iii) before January 1, 2008. For purposes of determining the highest 36 months for Participants eligible for Benefit Feature (iii), each of the Participant’s annual Bonuses will be spread evenly over the months worked in the years in which the Bonuses were earned. If a vested individual terminates prior to Retirement and was no longer an Officer or designated Executive at the time employment was terminated, the Plan benefit described in Section 3.3(a) will be based on the Participant’s Total Compensation and service determined as of the last date of the Participant’s status as an Officer or designated Executive.
Unforeseeable Emergency means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s Beneficiary, or the Participant’s spouse or dependent (as defined in Code Section 152, without regard to Sections 152(b)(1), (b)(2) and (d)(1)(B)); loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant’s control.
Valuation Date means the date as of which the Participant’s benefit will be calculated, and is the first day of the month following the month in which the final day of employment falls prior to Separation from Service, death or Disability, except that if the Participant’s Separation from Service is a Termination of Employment, the Valuation Date is the later of (1) the first day of the month of the Participant’s 55th birthday or (2) the first day of the month following the month in which the Participant’s final day of employment occurs prior to Termination of Employment.
Year of Service means a year of service as determined in accordance with the terms of the Qualified Plan. For Participants grandfathered in the defined-benefit final average pay benefit feature of the Qualified Plan (other than any such grandfathered Participants who were hired by an Affiliate or its subsidiaries in 1999 from Commonwealth Edison Company), years of service will be determined according to the same rules applicable to such benefit. For all other Participants, years of service will be determined according to the rules applicable to the cash‑balance feature of the Qualified Plan. A Participant’s prior service with Commonwealth Edison Company will be recognized for purposes of this Plan if the individual was a Participant on or before April 1, 2012 and was hired by an Affiliate (or its subsidiaries) in 1999 from Commonwealth Edison Company in connection with an acquisition transaction involving Edison Mission Energy. A Participant’s prior service with Citizens Power LLC will be recognized for purposes of this Plan if the individual was a Participant on or before April 1, 2012 and was hired by an Affiliate (or its subsidiaries) in 2000 in connection with the acquisition of Citizens Power LLC by Edison Mission Energy.
ARTICLE 2
PARTICIPATION
Individuals are eligible to participate in the Plan when they become Officers or are designated as Executives by the Affiliate’s board or the Affiliate’s CEO for purposes of this Plan. Participation in the Plan will continue as long as the individual remains an Officer or a designated Executive (subject to any applicable Plan restrictions) or has a vested benefit under the Plan that has not been completely paid out.

ARTICLE 3
BENEFIT DETERMINATION AND VESTING

3.1	Overview
(a)    Benefits under the Plan will be payable with respect to any vested Participant following Retirement or the occurrence of a Contingent Event to the extent a benefit under the Plan is determined to exist by calculations as provided under the applicable provisions of this Article 3. Effective January 1, 2018, an ERA Credits feature has been added to the Plan as provided in Section 3.4 below. Prior to such date, a Participant’s benefit under the Plan will be determined as provided in Sections 3.2 and 3.3 hereof. From and after such date, a Participant’s benefit under the Plan will be determined as provided below in this Section 3.1. In each case, the Participant’s benefit will be subject to vesting, as provided in Section 3.5, and to the provisions of Sections 3.6 and 3.7.
(b)    If a Participant was an Officer or a designated Executive at any time prior to January 1, 2018, the Participant’s benefit under the Plan (subject to vesting as provided in Section 3.5) will be equal to the lesser of the amounts determined under paragraphs (i) and (ii) of this Section 3.1(b), determined based on lump sum values as of the applicable Valuation Date.
(i)    The Participant’s total benefit as determined under Sections 3.2 and 3.3 below, taking into account the Participant’s Total Compensation and Years of Service accrued at any time (whether before or after January 1, 2018). Such determination will be made without regard to Section 3.3(c) and will not include any ERA Credits under Section 3.4.
(ii)    The Participant’s total benefit determined as the sum of (x) the Participant’s total benefit as determined under Sections 3.2 and 3.3 below (giving effect to Section 3.3(c) below), and (y) the amounts credited to the Participant’s Executive Retirement Account.
(c)    If a Participant first becomes an Officer or a designated Executive on or after January 1, 2018, the Participant will be eligible only to receive ERA Credits (and earnings thereon) to the Participant’s Executive Retirement Account as provided in Section 3.4 and will not be eligible for any benefits under Sections 3.2 and 3.3.
(d)    Notwithstanding any Plan provisions to the contrary, if a Participant who has experienced a Separation from Service is rehired on or after January 1, 2018 and becomes an Officer or designated Executive, the Participant will be treated for additional benefit accrual purposes as if he or she was a new participant in the Plan: he or she will be eligible to receive additional ERA Credits (and earnings thereon) as provided in Section 3.4, but will not be eligible for any additional benefit accruals under Sections 3.2 and 3.3.

3.2	Benefit Features
(a)    The Plan provides a supplemental retirement benefit calculated in accordance with Section 3.3 below. This supplemental retirement benefit incorporates the following Benefit Features:
(i)    Recognition of the amount of Salary that is not recognized for purposes of calculating benefits under the Qualified Plan or Profit Sharing contributions to the Savings Plan due to limits imposed by the Code under Sections 415(b) or 401(a)(17).
(ii)    Recognition of deferred Salary that is not recognized for purposes of calculating benefits under the Qualified Plan or Profit Sharing contributions to the Savings Plan.
(iii)    Recognition of Bonuses that are not recognized for purposes of calculating benefits under the Qualified Plan.
(b)    Participants who are Officers on the date of their termination of employment are eligible for all three Benefit Features. Other Participants are eligible for Benefit Features (i) and (ii) only; provided, however, as to a Participant who was once an Officer but who is not described in the immediately preceding sentence, such Participant shall be eligible for Benefit Features (i) and (ii) only, but his or her benefits shall not be less than if the Participant had terminated employment on December 11, 2012 and had Bonuses recognized for purposes of determining his or her benefits as of December 11, 2012.
(c)    Participants in the Predecessor Plan on December 31, 1994 and Participants who were CEOs, Presidents, Executive Vice Presidents or Senior Vice Presidents of EIX or its Affiliates or elected Vice Presidents of EIX, Southern California Edison Company or Edison Capital prior to January 1, 2006, are also eligible for all three Benefit Features and an additional 0.75% benefit accrual for each Year of Service up to ten Years of Service (this additional 0.75% benefit accrual is taken into account when calculating the value of the single life annuity benefit for purposes of Section 3.3(b)), unless they were participants in the Predecessor Plan on December 31, 1992 and elected not to participate in the Executive Disability and Survivor Benefit Program, in which case they are eligible for all three Benefit Features but not for the additional 0.75% benefit accrual.
(d)    Notwithstanding the above, elected Vice Presidents of Edison Mission Energy, Edison Mission Marketing and Trading, and Midwest Generation whose Separation from Service occurred prior to January 1, 2006, are eligible for Benefit Features (i) and (ii) only.
(e)    Notwithstanding anything to the contrary in this Section 3.2, the three Benefit Features in this Section 3.2 and the additional 0.75% benefit accrual in Section 3.2(c) are subject to the provisions of Section 3.1.

3.3	Benefit Computation
(a)    EIX will calculate at the time of a Participant’s death, Disability or Separation from Service the amount of any benefit payable under the Plan. The benefit payable under this Section 3.3 will be the greater of (1) the value of the single life annuity calculated pursuant to Section 3.3(b), reduced by (i) the value of the single life annuity (unreduced for a contingent annuitant) payable to the Participant under the terms of the Qualified Plan, or other Affiliate defined benefit plan, after taking into account any applicable restrictions or limitations as to such payments required by the Code or other applicable law or the terms of the Qualified Plan, or other applicable Affiliate defined benefit plan; (ii) the actuarial single life annuity value, as defined in the Qualified Plan, of the Participant’s Profit Sharing Account under the Savings Plan, or a successor plan; and (iii) the portion of the Participant’s Social Security benefit specified in the Qualified Plan or (2) the actuarial single life annuity value of the notional account derived from any Executive Profit Sharing Credits allocated to the Participant plus earnings thereon.
(b)    The Participant’s Total Compensation and Years of Service will be used to calculate the value of the single life annuity benefit based on the “Supplemental A” formula set forth in Section 4.02(a) of the Qualified Plan, including Subsection (1) but excluding Subsection (2), and Section 4.12(b) of the Qualified Plan (provided, however, that individuals who become Participants after December 31, 2016 shall not be entitled to a benefit in this Plan based on the benefit formula in Section 4.12(b) of the Qualified Plan), and also, in the case of Disability, Exhibit B of the Qualified Plan, or, in the case of Termination of Employment, Exhibit G of the Qualified Plan, notwithstanding the Participant’s eligibility for such benefits under the terms of the Qualified Plan.
(c)    Notwithstanding the foregoing, for purposes of determining a Participant’s benefit under clause (x) of Section 3.1(b)(ii), the “Supplemental A” formula set forth in Section 4.02(a) of the Qualified Plan used to determine the value of the Participant’s single life annuity benefit as provided in Section 3.3(b) with respect to any Years of Service accrued after December 31, 2017 shall be modified as follows: “one percent (1%)” shall replace “one and three-quarters percent (1-3/4%)” as applied to the Participant’s Total Compensation for each of the Participant’s first thirty (30) Years of Service; and “one-half of one percent (0.5%)” shall replace “one percent (1%)” as applied to the Participant’s Total Compensation for each of the Participant’s Years of Service in excess of thirty (30).
(d)    If a Participant is entitled to benefits under the Severance Plan or any similar successor plan as in effect upon the Participant’s Separation from Service, and has satisfied all conditions for such benefits, then an additional Year of Service credit (in the case of a Qualifying Termination Event associated with a Change in Control as defined in the Severance Plan, two years for Senior Vice Presidents and Executive Vice Presidents of EIX or Southern California Edison Company, but three years for the most senior officer of EIX, the most senior officer of Southern California Edison Company, the General Counsel of EIX, and the Chief Financial Officer of EIX) and an additional year of age (in the case of a Qualifying Termination Event associated with a Change in Control as defined in the Severance Plan, two years for Senior Vice Presidents and Executive Vice Presidents of EIX or Southern California Edison Company, but

three years for the most senior officer of EIX, the most senior officer of Southern California Edison Company, the General Counsel of EIX, and the Chief Financial Officer of EIX) shall be included for purposes of the benefit calculation under Section 3.3(b), including in applying the benefit formula under the Qualified Plan for grandfathered employees who are not yet age 55 but who have 68 points. The value added by this severance enhancement shall be the difference between (i) the gross benefit calculated as described in Section 3.3(b) but with the additional age and service credits, before any reduction for benefits under other plans pursuant to Section 3.3(a), and (ii) the unenhanced gross benefit calculated under Section 3.3(b). Notwithstanding anything to the contrary in this Section 3.3(d), if a Participant becomes entitled to benefits under the Severance Plan or any similar successor plan and is subsequently rehired as an Executive prior to the date lump sum payments or initial installment or annuity payments commence, the Participant shall not be entitled to any additional Year of Service or age credits under this Section 3.3.
(e)    Participants who are also eligible for Profit Sharing may receive Executive Profit Sharing Credits. If any Profit Sharing contribution is reduced because a portion of the Participant’s Salary is excluded either because of nonqualified Salary deferrals or the limits imposed by Sections 415 and 401(a)(17) of the Code, the amount by which the contribution was reduced will be credited to a notional Executive Profit Sharing Credit account under the Plan as of the date of the Profit Sharing contribution. Amounts in this notional account will earn notional interest at the rates in effect for cash balance interest credits in the Qualified Plan, credited daily and compounded annually. The resulting notional Executive Profit Sharing Credit amount will be taken into account in calculating the benefit described in Section 3.3(a).
(f)    The lump sum value of the benefit payable under Sections 3.3 as of the Valuation Date will be actuarially determined as the present value of the Participant’s single life annuity benefit under Section 3.3 as of that date, using the discount rate and mortality table then in effect for lump sum determination in the Qualified Plan, except that the lump sum value may not be less than the value of the notional Executive Profit Sharing Credit account balance as of that date.
(g)    A vested Participant who remains employed with an Affiliate until Retirement but is no longer an Officer or designated Executive will retain a Section 3.3 benefit based on the Participant’s Total Compensation and service determined as of the last date of the Participant’s eligible status and reduced by the amounts specified in Section 3.3(a) determined upon the Participant’s Retirement.
(h)    As to a Participant whose Separation from Service occurs after December 31, 2016, the following additional rules shall apply in calculating the amount of any benefit payable under the Plan with respect to the Participant’s accrued but unused Sick Time Allowance Credits (as that term is used in the Qualified Plan):
(i)    In applying the benefit formula set forth in Section 4.12(b) of the Qualified Plan, the Participant’s accrued but unused Sick Time Allowance Credits taken into account for purposes of this Section 3.3 shall be the lesser of (a) the Participant’s accrued but unused Sick Time Allowance Credits as of December 31, 2016, or (b) the

Participant’s accrued but unused Sick Time Allowance Credits as of the Participant’s Separation from Service.
(ii)    The form and timing of payment of the benefit attributable to such accrued but unused Sick Time Allowance Credits shall be deemed to be calculated under Section 4.12(b) of the Qualified Plan as in effect on January 1, 2015 (disregarding, for example, any change in the Qualified Plan that takes effect after that date to provide for such benefit to be paid in a single lump sum).
(i)    Notwithstanding anything to the contrary in this Section 3.3, the benefits calculated pursuant to this Section 3.3 are subject to the provisions of Section 3.1.

3.4	Executive Retirement Account Credits
(a)    This Section 3.4 shall be effective January 1, 2018. For each calendar year (commencing with 2018), ERA Credits will be added by the Employer to the Participant's Executive Retirement Account in an amount equal to twelve percent (12%) of the Participant’s ERA Salary Base for the calendar year. Beginning with the 2018 Bonus (which is payable in 2019), ERA Credits will be added by the Employer to the Participant's Executive Retirement Account in an amount equal to twelve percent (12%) of the Participant’s Bonus. Notwithstanding the foregoing, no ERA Credits (other than interest credits pursuant to Section 3.4(b)) will be added with respect to ERA Salary Base or Bonus after a Participant ceases to be an Officer or designated Executive for any reason other than Retirement, death, or Disability; provided, however, that if a Participant has his or her employment transferred from an Affiliate to a non-participating affiliate of EIX, then ERA Credits will be added for the Participant’s Bonus with respect to the Participant’s employment by the Affiliate during the year in which the transfer occurred.
(b)    ERA Credits under this Section 3.4 will be credited (conditionally until vesting and subject to Section 3.4(c)) to the Executive Retirement Account at the same time the ERA Salary Base or Bonus to which the ERA Credits relate is actually paid. The Administrator will credit interest at the Crediting Rate to the Participant’s Executive Retirement Account on a daily basis, compounded annually, until the Valuation Date. No interest will be credited on ERA Credits for any date on or before the date when the ERA Salary Base or Bonus to which the ERA Credit relates is actually paid (for example, if a Participant’s 2018 Bonus is paid on February 28, 2019, the related ERA Credits will be credited as of that date and interest will begin being credited on those ERA Credits on a go-forward basis as of March 1, 2019). After the Valuation Date, interest will be credited in accordance with Section 3.7.
(c)    In the event a Participant is entitled to the benefit specified in Section 3.1(b)(i), the Participant’s Executive Retirement Account shall be disregarded and automatically cancelled.
(d)    In the event a Participant is entitled to the benefit specified in Section 3.1(b)(ii) or Section 3.1(c), the benefit attributable to the Participant’s Executive Retirement Account shall be subject to the payment election provisions of Article 4 and, if the Participant’s benefit is determined under Section 3.1(b)(ii), the Participant’s Executive Retirement Account shall be paid on the same schedule as the Participant’s benefit determined under Sections 3.2 and 3.3.
(e)    If a Participant is entitled to benefits under the Severance Plan or any similar successor plan as in effect upon the Participant’s Separation from Service, and has satisfied all conditions for such benefits, then ERA Credits will be added by the Employer to the Participant's Executive Retirement Account in an amount equal to twelve percent (12%) times the sum of (i) the Participant’s ERA Salary Base Differential plus (ii) the Participant’s Target Bonus Amount. In the case of a Qualifying Termination Event associated with a Change in Control as defined in the Severance Plan, “twelve percent (12%)” in the preceding sentence will be replaced by: “twenty-four percent (24%)” if the Participant is a Senior Vice President or Executive Vice President of EIX or Southern California Edison Company; “thirty-six percent (36%)” if the Participant is the most senior officer of EIX, the most senior officer of Southern California Edison Company, the General Counsel of EIX, or the Chief Financial Officer of EIX. Such ERA credits will be credited effective as of the date of the Separation from Service. Notwithstanding anything to the contrary in this Section 3.4(e), if a Participant becomes entitled to benefits under the Severance Plan or any similar successor plan and is subsequently rehired as an Executive prior to the date lump sum payments or initial installment or annuity payments commence, the additional ERA credits under this Section 3.4(e) shall be disregarded and automatically cancelled.

3.5	Vesting
The right to receive benefits under the Plan (including any amounts credited to a Participant’s Executive Retirement Account, if a Participant is entitled to such amounts under Section 3.1) will vest (i) when the Participant has completed five Years of Service with an Affiliate, (ii) upon the Participant’s Disability while employed with an Affiliate, (iii) upon the Participant’s death while employed with an Affiliate, or (iv) upon the Participant’s Separation from Service if the Participant is entitled to benefits under the Severance Plan and has satisfied all conditions for such benefits.

3.6	Adjustment for Final Bonus
If the final Bonus is determined after benefits under the Plan are paid or commenced, the benefit will be recalculated from inception (as a point of clarity, ERA Credits for the final Bonus will be credited, in accordance with and subject to Section 3.4, as of the date the Bonus is actually paid, but for purposes of Section 3.1(b) the value of those ERA Credits will be calculated as of the Valuation Date using the discount rate in effect for lump sum determination in the Qualified Plan as of the Valuation Date) and a one-time adjustment will be made to true-up payments already made, and future payments, if any, will be adjusted accordingly. Any true-up payment will be made within two and one-half months of the date the final Bonus is determined.

3.7	Valuation Date Notional Account
A notional account will be established as the Plan benefit as of the Valuation Date, with an initial value equal to the lump sum value calculated pursuant Article 3. The account will be credited with interest at the Crediting Rate on a daily basis, compounded annually, until the account has been fully paid out (or annuity payments commence, as the case may be) according to the terms of the Plan and the Participant’s Payment Election.

ARTICLE 4
PAYMENT ELECTIONS

4.1	Primary Payment Election
Each year, a Participant may make a Primary Payment Election specifying the payment schedule for the benefits to be accrued in the following Plan Year by submitting an election to the Administrator in such time and manner established by the Administrator. The election made in one year shall apply for subsequent years unless prior to a subsequent year the Participant submits a new payment election for the subsequent year. By way of example, benefits attributable to Bonus compensation will be treated as accrued during the Plan Year when the relevant services are performed (and not any later year when the Bonus is actually paid), and any benefits attributable to additional Year of Service or age credits triggered by a Participant’s Separation from Service under the Severance Plan will be treated as accrued during the Plan Year when the Participant’s Separation from Service occurs.
On or before December 31, 2008, Participants may make a special Primary Payment Election in accordance with the transition rule under Section 409A of the Code for Plan benefits previously scheduled to commence payment after the calendar year in which the special Primary Payment Election is made.
The choices available for a Primary Payment Election are as provided in the applicable Primary Payment Election form, but may include the following:
(a)    Joint and survivor life annuity paid in monthly installments; or
(b)    Contingent life annuity paid in monthly installments; or
(c)    Monthly installments for 60 to 180 months; or
(d)    A single lump sum; or
(e)    Two to fifteen installments paid annually; or
(f)    Any combination of the choices listed in (c), (d) and (e).
Payments under a Primary Payment Election may commence upon (i) the Participant’s Retirement, (ii) the later of the Participant’s Retirement or the first day of a specific month and year, or (iii) the first day of the month that is a specified number of months and/or years following the Participant’s Retirement or the first day of a specified month a specified number of years following the calendar year in which the Participant’s Retirement occurs (provided that if the date otherwise determined pursuant to clauses (ii) and (iii) is later than the later of the Participant’s Retirement or the month and year in which the Participant attains age 75, the date pursuant to clauses (ii) and (iii) shall be the later of the Participant’s Retirement or the month and year in which the Participant attains age 75). If the Participant elects under a Primary Payment Election to receive payment pursuant to clause (ii) and the Participant dies prior to the later of Retirement or the specified payment date, payment shall be made pursuant to the Participant’s Contingent Payment Election (if any) for the Participant’s death (regardless of whether the Participant’s death occurs while the Participant is employed by an Affiliate or thereafter).
Subject to Section 4.5, lump sum payments or initial installment or annuity payments will be made within 90 days (60 days in the case of a payment triggered by a specified payment date) of the scheduled dates, and interest will be added at the Crediting Rate to the payment amount for the days elapsed between the scheduled payment date and the actual date of payment. If the Participant’s delivery of a release would change the amount of his or her Plan benefit, and the period for the Participant to consider, execute, and revoke such release spans two different calendar years, and the 90- or 60-day period, as applicable, specified above for the payment of any benefit contingent on such release also spans those two years, payment of the portion of the benefit contingent upon such release (and earnings thereon) shall be made in the time period otherwise specified above but in the second of those two years.
If paid in installments, the installments will be paid in amounts that will amortize the balance with interest credited at the Crediting Rate on a daily basis, compounded annually, over the period of time benefits are to be paid. For purposes of calculating installments, the account will be valued as of the Valuation Date and subsequently as of December 31 each year with installments adjusted for the next calendar year according to procedures established by the Administrator. Notwithstanding anything herein to the contrary, distribution in installments shall be treated as a single payment as of the date of the initial installment for purposes of Section 409A of the Code. If paid in monthly installments, the installments may be paid in a single check or in more than one check for any given month, provided that in either such case the total amount of the monthly payment shall not change.
If no Primary Payment Election has been made, the Primary Payment Election shall be deemed to be a joint and survivor annuity paid in monthly installments commencing upon the Participant’s Retirement (or, if earlier, the Participant’s death or Disability); provided, however, that if a Participant first becomes an Officer or a designated Executive on or after January 1, 2018, the Primary Payment Election shall be deemed (if no Primary Payment Election has been made) to be a lump sum payable upon Retirement (or, if earlier, the Participant’s death or Disability).
If the applicable Payment Election or deemed Payment Election is for payment in the form of an annuity, the annuity value of the Plan benefit will be calculated in a manner consistent with the provisions of the Qualified Plan except that this Plan will govern where its provisions under Section 3.3 (which shall also apply to Section 3.4(d) for purposes of calculating the applicable annuity value of any benefit derived from an Executive Retirement Account) are inconsistent with those of the Qualified Plan.

4.2	Contingent Payment Elections
Each year, a Participant may make Contingent Payment Elections for each of the Contingent Events of (1) the Participant’s death while employed by an Affiliate, (2) the Participant’s Disability while employed by an Affiliate, and (3) Termination of Employment for the benefits to be accrued in the following Plan Year, which election will take effect upon the first Contingent Event that occurs before the Participant’s Retirement, by submitting an election to the Administrator in such time and manner established by the Administrator. The choices available for the Contingent Payment Elections are those specified in Section 4.1 except that the references to Retirement shall instead be the applicable Contingent Event if the event is death or Disability or the first day of the month of the Participant’s 55th birthday (or, if later, Termination of Employment) if the Contingent Event is Termination of Employment. The election made in one year shall apply for subsequent years unless prior to a subsequent year the Participant submits a new Payment Election for the subsequent year.
If the Participant has made no Contingent Payment Election and a Contingent Event occurs prior to Retirement, the Administrator will pay the benefit as specified in the Participant’s Primary Payment Election, except that payments scheduled for payment or commencement of payment “upon Retirement,” or with a payment date determined by reference to Retirement, will be paid, commence or have payment determined by reference to the first day of the month following the date of the Contingent Event if the Contingent Event is the Participant’s death or Disability, but will be the first day of the month of the Participant’s 55th birthday (or, if later, Termination of Employment) if the Contingent Event is Termination of Employment. If a Contingent Event occurs prior to Retirement and the Participant has made neither a Primary Payment Election nor a Contingent Payment Election, the Payment Election shall be deemed to be a joint and survivor life annuity payable on the first day of the month following the date of the Contingent Event if the Contingent Event is the Participant’s death or Disability, but payable on the first day of the month of the Participant’s 55th birthday (or, if later, the first day of the month following the month in which the Participant’s final day of employment occurs prior to Termination of Employment) if the Contingent Event is Termination of Employment.

4.3	Changes to Payment Elections
Participants may change a Primary Payment Election or Contingent Payment Election, including a deemed Payment Election, by submitting a new written Payment Election to the Administrator, subject to the following conditions: (1) the new Payment Election shall not be effective unless made at least twelve months before the payment or commencement date scheduled under the prior Payment Election, (2) the new Payment Election must defer a lump sum payment or commencement of installment or life annuity payments for a period of at least five years from the date that the lump sum would have been paid or installment or life annuity payments would have commenced under the prior Payment Election and (3) the election shall not be effective until twelve months after it is filed with the Administrator. If at the time a new Payment Election is filed the Administrator determines that imposition of the five-year delay would require that a Participant’s payments begin after he or she has attained age 75, then the Participant will not be permitted to make a new Payment Election. The payment schedules available under a new Payment Election are those specified in Sections 4.1 and 4.2 (as applicable) that are available for new Payment Elections at the time the new Payment Election is made, subject to the conditions specified in this paragraph.
Participants who have elected a form of life annuity as their Primary Payment Election or Contingent Payment Election (including any deemed Payment Election) may change such election from one form of life annuity to another form of life annuity otherwise permitted by the Plan by submitting a new written Payment Election to the Administrator, subject to the following conditions: (1) the new Payment Election shall not be effective unless made before the payment or commencement date scheduled under the prior Payment Election, (2) the payment or commencement date under the prior Payment Election is not changed (or the change is made pursuant to the provisions of the preceding paragraph), and (3) the annuities are actuarially equivalent (within the meaning of Treasury Regulation Section 1.409A-2(b)(2)(ii).

4.4	Small Benefit Exception
Notwithstanding the foregoing, the Administrator may, in its sole discretion and as determined by it in writing, pay the benefits in a single lump sum if the sum of all benefits payable to the Participant under this Plan and all Similar Plans is less than or equal to the applicable dollar amount under Section 402(g)(1)(B) of the Code.

4.5	Six-Month Delay in Payment for Specified Employees
Notwithstanding anything herein to the contrary, in the event that a Participant who is a Specified Employee is entitled to a distribution from the Plan due to the Participant’s Separation from Service, the lump sum payment or the commencement of installment or life annuity payments, as the case may be, may not be scheduled to occur or occur before the date that is the earlier of (1) six months following the Participant’s Separation from Service for reasons other than death or (2) the Participant’s death.

4.6	Conflict of Interest Exception, Etc.
Notwithstanding the foregoing, the Administrator may, in its sole discretion, pay benefits in a single lump sum if permitted under Treasury Regulation Section 1.409A-3(j)(4)(iii). In addition, the Administrator may, in its sole discretion, accelerate benefits if and to the extent permitted under any of the other exceptions specified in Treasury Regulation Section 1.409A-3(j)(4) to the general rule in Section 409A of the Code prohibiting accelerated payments, provided that the terms of Section 4.4 of the Plan shall govern whether benefits will be paid in a single lump sum pursuant to the small benefit exception contained in Treasury Regulation Section 1.409A-3(j)(4)(v).
ARTICLE 5
SURVIVOR BENEFITS

5.1	Payment
Following the Participant’s death, payment of the Participant’s benefit will be made to the Participant’s Beneficiary or Beneficiaries according to the payment schedule elected or deemed elected according to Article 4.

5.2	Benefit Computation
In addition, if the applicable Payment Election or deemed Payment Election is for a joint and survivor life annuity, the survivor benefit is 50% of the Participant’s annuity amount, payable only to the spouse married to the Participant at the earlier of the commencement of Plan benefit payments to the Participant or the Participant’s death, but actuarially reduced if that spouse is more than five years younger than the Participant. If the election is for a contingent life annuity, the survivor benefit will be as elected. The survivor benefit associated with a life annuity will be calculated in a manner consistent with the survivor benefit provisions of the Qualified Plan except that this Plan will govern where its provisions under Sections 3.3 and 3.4(d) are inconsistent with those of the Qualified Plan.
ARTICLE 6
BENEFICIARY DESIGNATION
The Participant will have the right, at any time, to designate any person or persons or entity as Beneficiary (both primary and contingent) to whom payment under the Plan will be made in the event of the Participant’s death; provided that if the Participant has elected (or is deemed to have elected) a Payment Election in the form of a joint and survivor life annuity or a contingent life annuity and designates a new person or entity as Beneficiary after annuity payments have commenced, the annuity payments to such newly designated Beneficiary must be made in the same amounts and at the same times as payments would have been made to the designated Beneficiary immediately preceding the commencement of payments. The Beneficiary designation will be effective when it is submitted to the Administrator during the Participant’s lifetime in accordance with procedures established by the Administrator.
The submission of a new Beneficiary designation will cancel all prior Beneficiary designations. Any finalized divorce or marriage of a Participant subsequent to the date of a Beneficiary designation will revoke such designation, unless in the case of divorce the previous spouse was not designated as a Beneficiary, and unless in the case of marriage the Participant’s new spouse has previously been designated as Beneficiary. The spouse of a married Participant must consent in writing to any designation of a Beneficiary other than the spouse.
If a Participant fails to designate a Beneficiary as provided above, or if the Beneficiary designation is revoked by marriage, divorce, or otherwise without execution of a new designation, or if every person designated as Beneficiary predeceases the Participant, then the Administrator will direct the distribution of the benefits to the Participant’s estate. If a primary Beneficiary dies after the Participant’s death but prior to completion of the distribution of benefits under this Plan, and no contingent Beneficiary has been designated by the Participant, any remaining payments will be made to the primary Beneficiary’s Beneficiary, if one has been designated, or to the Beneficiary’s estate.
ARTICLE 7
CONDITIONS RELATED TO BENEFITS

7.1	Nonassignability
The benefits provided under the Plan may not be alienated, assigned, transferred, pledged or hypothecated by or to any person or entity, at any time or any manner whatsoever. These benefits will be exempt from the claims of creditors of any Participant or other claimants and from all orders, decrees, levies, garnishment or executions against any Participant to the fullest extent allowed by law. Notwithstanding the foregoing, the benefit payable to a Participant may be assigned in full or in part, pursuant to a domestic relations order of a court of competent jurisdiction.

7.2	Unforeseeable Emergency
A Retired Participant, a Participant who has a Disability, or a Participant who is age 55 or older may submit a hardship distribution request to the Administrator in writing setting forth the reasons for the request. The Administrator will have the sole authority to approve or deny such requests. Upon a finding that the Participant has suffered an Unforeseeable Emergency, the Administrator may in its discretion, permit the Participant to accelerate distributions of benefits under the Plan in the amount reasonably necessary to alleviate the Unforeseeable Emergency.

7.3	No Right to Assets
A Participant’s benefits paid under the Plan will be paid from the general funds of the Participant’s Employer, and the Participant and any Beneficiary will be no more than unsecured general creditors of that Employer with no special or prior right to any assets of the Employer for payment of any obligations hereunder. Neither the Participant nor the Beneficiary will have a claim to benefits from any other Affiliate. Notwithstanding the foregoing or anything in the definition of “Employer” to the contrary, and at the sole discretion of EIX, EIX may determine that for purposes of benefits payable under the Plan, EIX shall be deemed to be the Employer obligated to pay such benefits. Such an election by EIX may be made, in EIX’s sole discretion, as to all Plan benefits, as to only certain benefits, and/or as to only certain Affiliates or Participants, and will be deemed an assumption of the specified benefit obligations of the applicable Affiliates. Subject to the further provisions hereof, EIX will be solely obligated to pay any such benefits and no Participant (or Beneficiary) will have a claim as to any other Affiliate with respect to such benefits. Upon an election by EIX under this Section 7.3, benefits covered by the election will be paid from the general funds of EIX (and not the Affiliate that would otherwise pay the benefits), provided that EIX may require that as between EIX and the Affiliate that would otherwise pay such benefits, the Affiliate will be responsible to pay EIX for the assumption of such obligations in accordance with funding arrangements determined by EIX at the time of election or any time thereafter. To the extent such Affiliate fails to comply with such funding arrangements or obtains any refund or offset of payments made from the Affiliate to EIX without the consent of EIX, the Affiliate that would otherwise be responsible for payment of benefits to the applicable Participant will remain responsible for such benefits. EIX will effectuate any such election pursuant to this Section 7.3 by providing written notice to the Administrator and the applicable Affiliates regarding the effective date of such election, and the benefits, Affiliates and Participants for which the election is applicable. The funding arrangements established by EIX at the time of its election, or from time to time thereafter, will set forth the method by which the Affiliates will remit funds to EIX in consideration of Plan benefit obligations that are assumed by EIX. Such a method may include, but is not limited to, lump sum payment by an Affiliate to EIX of relevant benefits accrued through the date of EIX’s election based on the Projected Benefit Obligation (“PBO”) with regular periodic payments to EIX of continuing accruals; regular periodic payments by an Affiliate to EIX of benefits accrued based on the PBO beginning with the date of EIX’s election through the date such benefits become due under the Plan; lump sum payment by an Affiliate to EIX at the time benefits become due under the Plan; or intercompany payables and receivables used with funding on a “pay-as-you-go” basis.

7.4	Protective Provisions
The Participant will cooperate with the Administrator by furnishing any and all information requested by the Administrator, in order to facilitate the payment of benefits hereunder, taking such physical examinations as the Administrator may deem necessary and signing such consents to insure or taking such other actions as may be requested by the Administrator. If the Participant refuses to cooperate, the Administrator and the Employer will have no further obligation to the Participant under the Plan.

7.5	Constructive Receipt
Notwithstanding anything to the contrary in this Plan, in the event the Administrator determines that amounts deferred under the Plan have failed to comply with Section 409A and must be recognized as income for federal income tax purposes, distribution of the amounts included in a Participant’s income will be made to such Participant. The determination of the Administrator under this Section 7.5 will be binding and conclusive.

7.6	Withholding
The Participant or the Beneficiary will make appropriate arrangements with the Administrator for satisfaction of any federal, state or local income tax withholding requirements and Social Security or other employee tax requirements applicable to the accrual or payment of benefits under the Plan. If no other arrangements are made, the Administrator may provide, at its discretion, for such withholding and tax payments as may be required.

7.7	Incapacity
If any person entitled to payments under this Plan is incapacitated and unable to use such payments in his or her own best interest, EIX may direct that payments (or any portion) be made to that person’s legal guardian or conservator, or that person’s spouse, as an alternative to payment to the person unable to use the payments. EIX will have no obligation to supervise the use of such payments, and court-appointed guardianship or conservatorship may be required.
ARTICLE 8
PLAN ADMINISTRATION

8.1	Plan Interpretation
The Administrator will administer the Plan and interpret, construe and apply its provisions in accordance with its terms and will provide direction and oversight as necessary to management, staff, or contractors to whom day-to-day Plan operations may be delegated. The Administrator will establish, adopt or revise such rules and regulations as it may deem necessary or advisable for the administration of the Plan. The Administrator will interpret and construe the Plan to comply with Section 409A of the Code. All decisions of the Administrator will be final and binding.

8.2	Limited Liability
Neither the Administrator, nor any of its members or designees, will be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan.
ARTICLE 9
AMENDMENT OR TERMINATION OF PLAN

9.1	Authority to Amend or Terminate
The Administrator will have full power and authority to prospectively modify or terminate this Plan, and the Administrator’s interpretations, constructions and actions, including any determination of the Participant’s account or benefits, or the amount or recipient of the payment to be made, will be binding and conclusive on all persons for all purposes. Absent the consent of the Participant, however, the Administrator will in no event have any authority to modify this section. However, no such amendment or termination will apply to any person who has then qualified for or is receiving benefits under this Plan.

9.2	Limitations
In the event of Plan amendment or termination which has the effect of eliminating or reducing a benefit under the Plan, the benefit payable on account of a retired Participant or Beneficiary will not be impaired, and the benefits of other Participants will not be less than the benefit to which each such Participant would have been entitled if he or she had retired immediately prior to such amendment or termination.
ARTICLE 10
CLAIMS AND REVIEW PROCEDURES

10.1	Claims Procedure for Claims Other Than Due to Disability
(a)    Except for claims due to Disability, the Administrator will notify a Participant or his or her Beneficiary (or person submitting a claim on behalf of the Participant or Beneficiary) (a “claimant”) in writing, within 90 days after his or her written application for benefits, of his or her eligibility or noneligibility for benefits under the Plan. If the Administrator determines that a claimant is not eligible for benefits or full benefits, the notice will set forth (1) the specific reasons for the denial, (2) a specific reference to the provisions of the Plan on which the denial is based, (3) a description of any additional information or material necessary for the claimant to perfect his or her claim, and a description of why it is needed, and (4) an explanation of the Plan’s claims review procedure and other appropriate information as to the steps to be taken if the claimant wishes to have the claim reviewed. If the Administrator determines that there are special circumstances requiring additional time to make a decision, the Administrator will notify the claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional 90-day period.
(b)    If a claimant is determined by the Administrator not to be eligible for benefits, or if the claimant believes that he or she is entitled to greater or different benefits, the claimant will have the opportunity to have the claim reviewed by the Administrator by filing a petition for review with the Administrator within 60 days after receipt of the notice issued by the Administrator. Said petition will state the specific reasons which the claimant believes entitle him or her to benefits or to greater or different benefits. Within 60 days after receipt by the Administrator of the petition, the Administrator will afford the claimant (and counsel, if any) an opportunity to present his or her position to the Administrator in writing, and the claimant (or counsel) will have the right to review the pertinent documents. The Administrator will notify the claimant of its decision in writing within the 60-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the claimant and the specific provisions of the Plan on which the decision is based. If, due to special circumstances (for example, because of the need for a hearing), the 60-day period is not sufficient, the decision may be deferred for up to another 60-day period at the election of the Administrator, but notice of this deferral will be given to the claimant. In the event of the death of the Participant, the same procedures will apply to the Participant’s Beneficiaries.

10.2	Claims Procedure for Claims Due to Disability
(a)    Within a reasonable period of time, but not later than 45 days after receipt of a claim due to Disability, the Administrator or its delegate shall notify the claimant of any adverse benefit determination on the claim, unless circumstances beyond the Plan’s control require an extension of time for processing the claim. Except as contemplated by this Section, no event may the extension period exceed 30 days from the end of the initial 45-day period. If an extension is necessary, the Administrator or its delegate shall provide the claimant with a written notice to this effect prior to the expiration of the initial 45-day period. The notice shall describe the circumstances requiring the extension and the date by which the Administrator or its delegate expects to render a determination on the claim. If, prior to the end of the first 30-day extension period, the Administrator or its delegate determines that, due to circumstances beyond the control of the Plan, a decision cannot be rendered within that extension period, the period for making the determination may be extended for an additional 30 days, so long as the Administrator or its delegate notifies the claimant, prior to the expiration of the first 30-day extension period, of the circumstances requiring the extension and the date as of which the Administrator or its delegate expects to render a decision. This notice of extension shall specifically describe the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve those issues, and that the claimant has at least 45 days within which to provide the specified information.
(b)    In the case of an adverse benefit determination, the Administrator or its delegate shall provide to the claimant written or electronic notification setting forth in a manner calculated to be understood by the claimant (i) the specific reason or reasons for the adverse benefit determination; (ii) reference to the specific Plan provisions on which the adverse benefit determination is based; (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why the material or information is necessary; (iv) a description of the Plan’s claim review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse final benefit determination on review; (v) if an internal rule, guideline, protocol or similar criterion (“internal standard”) was relied upon in making the determination, a copy of the internal standard or a statement that the internal standard shall be provided to the claimant free of charge upon request; and (vi) if the determination is based on a medical necessity or experimental treatment or similar exclusion or limit, an explanation of the scientific or clinical judgment for the determination or a statement that such explanation shall be provided free of charge upon request.
(c)    If a claimant is determined by the Administrator not to be eligible for benefits, or if the claimant believes that he or she is entitled to greater or different benefits, the claimant will have the opportunity to have the claim reviewed by the Administrator by filing a petition for review with the Administrator within 180 days after receipt of the notice issued by the Administrator. Said petition will state the specific reasons which the claimant believes entitle him or her to benefits or to greater or different benefits. Within 45 days after receipt by the Administrator of the petition, the Administrator will afford the claimant (and counsel, if any) an opportunity to present his or her position to the Administrator in writing, and the claimant (or counsel) will have the right to review the pertinent documents. The Administrator will notify the claimant of its decision in writing within the 45-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the claimant and including the information described in Section 10.2(b) above. If, due to special circumstances (for example, because of the need for a hearing), the 45-day period is not sufficient, the decision may be deferred for up to another 45-day period at the election of the Administrator, but notice of this deferral will be given to the claimant. In the event of the death of the Participant, the same procedures will apply to the Participant’s Beneficiaries.

10.3	Dispute Arbitration
(a)    Effective as to any claims filed on or after June 19, 2014, final and binding arbitration under this Section 10.3 shall be the sole remedy available to a claimant after he or she has exhausted the claim and review procedures set forth in Section 10.1. Furthermore, exhaustion by the claimant of the claim and review procedures set forth in Section 10.1 is a mandatory prerequisite for binding arbitration under this Section 10.3. Any arbitration or civil action brought prior to the exhaustion of the claim and review procedures set forth in Section 10.1 shall be remanded to the Administrator to permit the claim and review procedures to be exhausted.
(b)    After a claimant has exhausted the claim and review procedures set forth in Section 10.1, if the claimant is determined by the Administrator not to be eligible for benefits, or if the claimant believes that he or she is entitled to greater or different benefits, the claimant may submit his or her claim to final and binding arbitration under this Section 10.3.
Any arbitration under this Section 10.3 will be held in Los Angeles County, California, in accordance with the then-current JAMS Arbitration Rules and Procedures for Employment Disputes (“JAMS Rules”) and under the Federal Arbitration Act. The arbitration shall be before a sole arbitrator, selected by mutual agreement of the parties. If the parties are unable to agree upon an arbitrator, the arbitrator shall be selected by striking in accordance with the then-current JAMS Rules from a list of arbitrators supplied by JAMS. Any and all claims and/or defenses that would otherwise be available in a court of law will be fully available to the parties. The arbitrator selected pursuant to this paragraph (the “Arbitrator”) may order such discovery as is necessary for a full and fair exploration of the issues and dispute, consistent with the expedited nature of arbitration. The Arbitrator shall apply applicable substantive law to resolve the dispute. To the fullest extent provided by federal law, the decision rendered by the Administrator pursuant to the claim and review procedures set forth in Section 10.1 shall be upheld by the Arbitrator unless the Arbitrator determines that the Administrator abused its discretion. Notwithstanding the preceding sentence, if a Change in Control occurs, then a claim review decision rendered by the Administrator within the three years following the Change in Control shall, if it is challenged by the claimant in accordance with this Section 10.3, be subject to de novo review by the Arbitrator. Subject to the applicable standard of review in the preceding two sentences, the Arbitrator may grant any award or relief available under applicable law that the Arbitrator deems just and equitable.
At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto, and may be enforced by any court of competent jurisdiction. All costs unique to arbitration (e.g., the Arbitrator’s fees and room fees) shall be paid by the Administrator. The parties shall otherwise bear their own costs (e.g., attorneys’ fees, expert fees, witness fees, etc.). If, however, any party prevails on a statutory claim that affords the prevailing party attorneys’ fees and costs, then the Arbitrator may award reasonable fees and costs to the prevailing party.

(c)    Notwithstanding any contrary provisions of this Section 10.3, if the claim is for Disability benefits, the following rules apply: (1) arbitration under this Section 10.3 shall be the mandatory second level of appeal following the exhaustion by the claimant of the claim and review procedures set forth in Section 10.2, and such exhaustion is a mandatory prerequisite for arbitration under this Section 10.3—any arbitration or civil action brought with respect to a claim for Disability benefits prior to the exhaustion of the claim and review procedures set forth in Section 10.2 shall be remanded to the Administrator to permit the claim and review procedures to be exhausted; (2) arbitration of a claim for Disability benefits under this Section 10.3 shall not be binding, and the claimant shall not be precluded from challenging the decision of the Arbitrator in a civil action brought pursuant to Section 502(a) of ERISA; and (3) except as specifically set forth in this Section 10.3(c), if the claim is for Disability benefits, the arbitration shall be conducted as set forth in Section 10.3(b).

ARTICLE 11
MISCELLANEOUS

11.1	Participation in Other Plans
Participation in this Plan will not limit a Participant’s ability to continue to participate in any other employee benefit program of an Employer, subject to and in accordance with the terms of the applicable employee benefit program.

11.2	Relationship to Qualified Plan
This Plan will to the fullest extent possible under currently applicable law be administered in accordance with, and where practicable according to the terms of the Qualified Plan and/or Savings Plan. Notwithstanding the foregoing, the terms of this Plan shall control benefits payable under this Plan whenever the terms of the Qualified Plan and/or Savings Plan differ from this Plan.

11.3	Forfeiture
The payments to be made pursuant to the Plan require the Participant, for so long as the Participant remains in the active employ of the Employer, to devote substantially all of his or her time, skill, diligence and attention to the business of the Employer and not to actively engage, either directly or indirectly, in any business or other activity adverse to the best interests of the business of the Employer. In addition, the Participant will remain available during Retirement for consultation in any matter related to the affairs of the Employer. Any breach of these conditions by a Participant will result in complete forfeiture by the Participant of any further benefits under the Plan. If the Participant fails to observe any of the above conditions, or if he or she is discharged by the Employer for malfeasance or willful neglect of duty, then in any of said events, the Participant’s benefits under this Plan will terminate and will not be paid, and EIX and the Employer will have no further liability therefor.

11.4	Successors
The rights and obligations of each Employer under the Plan will inure to the benefit of, and will be binding upon, the successors and assigns of the Employer.

11.5	Trust
The Employers will be responsible for the payment of all benefits under the Plan. At their discretion, the Employers may establish one or more grantor trusts for the purpose of providing for payment of benefits under the Plan. The trust or trusts may be irrevocable, but an Employer’s share of the assets thereof will be subject to the claims of the Employer’s creditors. Benefits paid to the Participant from any such trust will be considered paid by the Employer for purposes of meeting the obligations of the Employer under the Plan.

11.6	Employment Not Guaranteed
Nothing contained in the Plan nor any action taken hereunder will be construed as a contract of employment or as giving any Participant any right to continue in employment with the Employer or any other Affiliate.

11.7	Gender, Singular and Plural
All pronouns and variations thereof will be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

11.8	Captions
The captions of the articles and sections of the Plan are for convenience only and will not control or affect the meaning or construction of any of its provisions.

11.9	Validity
If any provision of the Plan is held invalid, void or unenforceable, the same will not affect, in any respect whatsoever, the validity of any other provisions of the Plan.

11.10	Waiver of Breach
The waiver by EIX or the Administrator of any breach of any provision of the Plan by the Participant will not operate or be construed as a waiver of any subsequent breach by the Participant.

11.11	Applicable Law
The Plan will be governed and construed in accordance with the laws of California except where the laws of California are preempted by ERISA.

11.12	Notice
Any notice or filing required or permitted to be given to the Administrator under the Plan will be sufficient if in writing and hand-delivered, or sent by first class mail to the principal office of EIX, directed to the attention of the Administrator. The notice will be deemed given as of the date of delivery, or, if delivery is made by mail, as of the date shown on the postmark.

11.13	ERISA Plan
The Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for “a select group of management or highly compensated employees” within the meaning of Sections 201, 301 and 401 of ERISA and therefore to be exempt from Parts 2, 3 and 4 of Title I of ERISA. EIX is the named fiduciary.

11.14	Statutes and Regulations
Any reference to a statute or regulation herein shall include any successor to such statute or regulation.

IN WITNESS WHEREOF, EIX has amended this Plan on the 6th day of December, 2017.
EDISON INTERNATIONAL

/s/ Jacqueline Trapp
Jacqueline Trapp
Vice President, Human Resources